UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Brookdale Senior Living Inc.

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Below is the Company’s press release and corresponding letter to shareholders published on May 15, 2025, announcing that the Company has filed its definitive proxy statement with the Securities and Exchange Commission in connection with its upcoming 2025 Annual Meeting of Stockholders:

Brookdale Files Definitive Proxy Statement and Mails Letter to Shareholders

Urges Shareholders to Vote “FOR” ONLY the Eight Brookdale Nominees Listed on the BLUE Proxy Card

Visit VoteBrookdaleBLUE.com for More Information

NASHVILLE, Tenn., May 15, 2025 – Brookdale Senior Living Inc. (NYSE: BKD) (“Brookdale” or the “Company”) today announced that it has filed its definitive proxy statement with the Securities and Exchange Commission (“SEC”) in connection with its upcoming 2025 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on July 11, 2025 at 8:30 am (CDT). Brookdale shareholders of record as of the close of business on May 12, 2025 are entitled to vote at the Annual Meeting. The Company also launched VoteBrookdaleBLUE.com to provide additional information for shareholders.

In conjunction with the definitive proxy filing, the Company’s Board of Directors mailed a letter to Brookdale shareholders. The letter highlights the clear and compelling strategy the recently refreshed Brookdale Board has established and the decisive actions it is taking to deliver meaningful shareholder value. Importantly, the letter also details the poor record of engagement by Pangaea Ventures, L.P., a fund managed by Ortelius Advisors, L.P. (“Ortelius”) that is seeking to take control of the Board. The Board strongly believes that replacing any of the Company’s nominees at this time would significantly impair its ability to identify a new CEO and continue executing on its strategy to create value for all shareholders. The Board urges shareholders to vote on the BLUE proxy card today “FOR” ONLY Brookdale’s eight nominees.

The full text of the letter to shareholders follows:

Dear Fellow Shareholder,

Your Board of Directors seeks your support at Brookdale’s 2025 Annual Meeting of Stockholders on July 11, 2025, so that we may build on our momentum and deliver the value our shareholders deserve.

The Board has established a clear and compelling strategy for creating shareholder value. Over the past several years, we streamlined operations, simplified the business, rationalized our lease portfolio and reduced leverage. As evidenced by our first quarter 2025 results — including an increase in our same community weighted average occupancy rate to 80 percent — Brookdale now stands at a meaningful inflection point and is well-positioned to capitalize on robust demographic and industry tailwinds and to deliver compelling and sustainable shareholder returns.

Despite this strong momentum, Pangaea Ventures, L.P., a fund managed by Ortelius Advisors, L.P. (“Ortelius”), which owns just 1% of the Company’s shares, is seeking control of Brookdale by replacing six of your Board’s eight highly qualified nominees. The Brookdale Board and management team made many good-faith efforts to engage with Ortelius constructively and better understand its concerns, in an attempt to avoid a costly and unnecessary proxy contest. Ortelius has not been forthcoming until just recently and ultimately has failed to propose a strategy that differs materially from the initiatives Brookdale’s current Board and management team are already implementing. As such, the Brookdale Board strongly believes that replacing any of the Company’s nominees at this time would significantly impair the important progress underway to create value for all shareholders.

Brookdale’s Board is substantially refreshed and already was committed to driving quantifiable change for the Company, leveraging the Board’s collective industry knowledge and expertise. For election at the Company’s Annual Meeting, the Board has put forth a slate of directors to oversee and accelerate Brookdale’s success.

PROTECT THE VALUE OF YOUR INVESTMENT

Do not allow Ortelius to derail your Board’s progress.

Vote “FOR” only the eight company nominees listed on the accompanying BLUE proxy card.

Simply disregard any white proxy card you may receive from Ortelius.

The Board and management team are taking decisive action to launch the next stage of the Company’s growth. We are incorporating investor perspectives into a reframing of our strategic landscape and the composition of the Board and management team. Already in 2025, we:

●	Transitioned the Company’s former CEO and have a search well underway for the Company’s next CEO
●	Outlined specific key strategic priorities for 2025 and onwards
●	Increased annual guidance for 2025 RevPAR growth and Adjusted EBITDA[1]
o	Raised guidance for 2025 RevPAR year-over-year growth from 4.75% - 5.75% to 5.00% - 5.75%
o	Raised 2025 Adjusted EBITDA guidance from $430M - $445M to $440M - $450M
●	Provided positive annual guidance for 2025 Adjusted Free Cash Flow1 in the range of $30M - $50M
●

Appointed two new independent directors with extensive industry knowledge to the Board, lowering the average tenure of the Board to less than four years following the Annual Meeting, assuming the Company’s nominees are elected

●	Launched a review of governance enhancements relating to director tenure
●	Began an evaluation of revisions to the performance-based long-term incentive awards program

1 See Non-GAAP Financial Measures below for further information

Brookdale’s Board and Management Team are Executing to Realize the Company’s Full Potential

Your Board and management team have made important progress. Brookdale’s post-COVID growth is in line with its peers and, in 2024, the Company outperformed compared to 2019 across key metrics:

●	Consolidated RevPAR was 18% higher in 2024 than 2019
●	Operating income per available unit was 8% higher in 2024 than 2019
●	Adjusted EBITDA Margin is higher than 2019 levels and is continuing to rise

Additionally, we are making meaningful headway on achieving our long-term goals of driving continued growth in profitable occupancy, RevPAR, and Adjusted EBITDA, while delivering steady free cash flow generation. In the first quarter of 2025, we delivered strong results and achieved several critical milestones:

●	Positive Adjusted Free Cash Flow – which typically has been negative in the first quarter
●	Adjusted EBITDA that exceeded internal expectations and consensus estimates
●	80% same community weighted average occupancy, a key turning point towards positive cash flow generation
●	140 bps increase in consolidated weighted average occupancy YoY[2]
●	4.9% growth in consolidated RevPAR YoY, exceeding internal expectations
●	90 bps expansion in operating income margin YoY – delivering the highest same community operating income margin achievement in five years

Importantly, we are committed to building on the progress we have made. The Board and management team regularly assess strategic options to enhance value and will continue to do so. We are executing on five key initiatives we believe will deliver meaningful shareholder value.

1.

Improving operating performance to drive higher occupancy, improved rates, and robust cash flow. We are intensifying our efforts to bring underperforming communities to break-even status and growing Adjusted EBITDA and Adjusted Free Cash Flow at communities that are at or above the 80% occupancy threshold.

2.

Optimizing our real estate portfolio to focus management’s efforts on assets that can yield the greatest value for shareholders. While our portfolio once comprised more than 1,000 communities, the majority of which were leased, we now operate 619 consolidated communities, of which 236 are leased and 383 are owned. By year-end, we expect to have exited another 55 leased communities and divested another 14 non-core owned communities and are reviewing another modest group of assets that may no longer align with our strategic model.

3.

Reinvesting capital into our communities, using a portion of asset sale proceeds and improving operations. Through our first impressions program, we invested $5 million in late 2024 and currently plan to invest an additional $10 million in 2025. We are also developing a plan to ensure that our communities remain competitively positioned in our core markets for the long-term.

2 Year over Year

4.

Reducing our leverage to maintain financial flexibility and resilience. The majority of our debt has been refinanced through the end of 2026, and we are applying a portion of asset sale proceeds toward debt reduction and working to meaningfully reduce leverage through continued Adjusted EBITDA and cash flow growth.

5.

Ensuring high-quality environments for our residents and our associates. We expect to continue improving resident satisfaction and operational excellence through expanded programming and enhancing associate engagement and retention through development programs, clear career advancement pathways, and leaning into our mission-driven culture.

Our confidence in our go-forward plan is evidenced by our increased 2025 financial guidance for RevPAR growth and Adjusted EBITDA, and our positive annual guidance for Adjusted Free Cash Flow.

Further, we believe that returning to a pre-pandemic weighted average occupancy rate of 84.5%, which we are well on our way to achieving, should deliver approximately $170 million of incremental revenue and $125 million of incremental operating income after giving effect to the 55 currently leased Ventas communities we expect to exit by year-end. Given the surging demographic demand over the next several years, we expect additional upside to occupancy rates beyond 84.5% and are confident in our ability to capture the significant opportunity that lies ahead.

Brookdale is Playing an Increasingly Vital Role in Caring for our Nation’s Seniors and is Prepared to Capitalize on Attractive Supply/Demand Tailwinds

Brookdale is uniquely positioned to meet the substantial gap in supply and demand with a needs-based product mix that addresses the difficulties faced by seniors with a growing rate of chronic conditions and a significant decline in the unpaid caregiver population.

Through 2036, more than one million seniors will turn 80 each year, with the first baby boomers turning 80 within the next year3. At the same time, new construction of senior housing remains at near record lows4, suggesting a highly constrained future supply of senior housing. This imbalance between supply and demand has created a 10+ year tailwind for Brookdale’s future occupancy and RevPOR.

Approximately 40% of the senior living industry is dedicated to independent living services. In contrast, Brookdale’s portfolio is strategically skewed toward serving an older population – with more than 70% of our portfolio dedicated to assisted living and memory care services. Assisted living and memory care communities see higher margin dollars due to their focus on residents requiring more comprehensive, needs-based services, as well as a higher move-in age of nearly two years. Therefore, Brookdale is poised to capitalize disproportionately on the baby boomer demographic in future years, compared to other operators dedicated to serving a younger population.

3 “Projected Population by Single Year of Age, Sex, Race, and Hispanic Origin for the United States: 2022 to 2100” US Census Bureau, Population Division, November 2023; target market age cohort defined as 75+

4 NICMAP Trends April 2025

Brookdale’s Board is an Agent of Change for the Benefit of All Brookdale Shareholders

While Brookdale’s strategy is generating positive results and momentum, the Board recognizes further change is needed. The Board initially contacted Spencer Stuart, a leading executive search firm, in late 2024 to aid in leadership succession planning and is conducting a thorough search process to identify the Company’s next CEO. Our recently effected CEO transition plan provides for Denise Warren, Brookdale’s Chairman, to serve as Interim CEO and for an Office of the CEO, consisting of Ms. Warren, Dawn L. Kussow, Brookdale’s Chief Financial Officer, and Chad C. White, Brookdale’s General Counsel, to lead the Company during the transition.

With the CEO search well underway, the Board is focused on identifying a candidate with the experience and skillset to drive continued operational and financial improvements, capitalizing on the intrinsic value of Brookdale’s owned real estate and leveraging compelling industry dynamics and cash flow generation potential.

Brookdale also demonstrated its commitment to refreshment at the Board level, valuing an invigorating balance of institutional knowledge and fresh perspectives. Following the Annual Meeting, if Brookdale’s nominees are elected, the Company’s Board will be composed of eight highly qualified and engaged directors, seven of whom are independent and four of whom have been appointed in the last twelve months. The Board will have an average tenure of less than four years, well below the S&P 500 average of approximately eight years. Collectively, the Board offers a wealth of experience in areas relevant to Brookdale’s business, including real estate, finance, M&A, sales and marketing, healthcare and senior housing to guide and oversee the Company at this critical time.

Most recently, effective April 24, 2025, the Board appointed Joshua Hausman, Managing Partner at MHJ Capital Partners and former Managing Director at Onex Partners, as a new independent director. Mr. Hausman brings over 20 years of private market investment experience focused on the healthcare industry, including in facilities-based, senior care, and behavioral health companies.

Additionally, on April 13, 2025, the Board appointed Mark Fioravanti, President and CEO of Ryman Hospitality Properties, as a new independent director. A 23-year veteran of Ryman Hospitality Properties, Mr. Fioravanti brings to the Board deep expertise in hospitality and real estate.

The Board’s commitment to good governance extends beyond Board refreshment as most recently evidenced by its decision to review governance enhancements related to director tenure, as well as to evaluate its performance-based long-term incentive awards program for executives, in response to feedback from shareholders.

IT’S TIME TO ASK: What are Ortelius’ Real Motives?

Why the Reluctance and Delay in Forthright Engagement?

Why Seek Control of the Board When Brookdale’s Actions are Already

Consistent with Key Elements of Ortelius’ “Agenda”?

Ortelius is seeking to take control of Brookdale’s Board by replacing six of your Board’s eight highly qualified nominees. But shareholders should note that, while Brookdale’s Board and management team made many attempts to engage with Ortelius constructively:

●

Ortelius did not make itself available for a call with management for nearly two weeks after it had nominated a slate to take control of the Board. Prior to that time, no member of the Board or management team had any substantive discussions with Ortelius about the Company for approximately two years

●

During the first conversation after Ortelius nominated a control slate, and a subsequent call between advisors, Ortelius did not engage in meaningful dialogue, admitted it had not spoken with other Brookdale shareholders and openly stated it was not interested in any settlement that did not involve substantial Board and strategic change, without specifying what strategic change it desired

●

Ortelius refused to agree to Brookdale’s Nominating and Corporate Governance Committee interviewing its nominees. Despite Ortelius’ refusal, we still sent individual notes to each of Ortelius’ candidates to illustrate our sincere desire to engage constructively with them. We did not receive any responses to this outreach

●

Ortelius did not disclose details of any strategic plan for Brookdale until April 24. At such time, it issued an open letter to shareholders suggesting initiatives the Company should implement – the majority of which the Board and management team already have underway. In the letter, Ortelius also reiterated its intention to seek nearly wholesale Board change despite the Board’s significant, multi-year refreshment

●

We remained open-minded on a resolution and members of the Board conducted a call with Ortelius on April 27. Ortelius came to the call with no formal proposal, other than to emphasize its commitment to gaining Board representation. Ortelius’ refusal to participate in Brookdale’s refreshment process and allow interviews of its director nominees a month prior greatly inhibited the Board’s ability to consider any of the Ortelius nominees when refreshing its composition

Given Ortelius’ poor record of engagement, your Board questions Ortelius’ motives and strongly believes that replacing any of the Company’s nominees at this time – never mind ceding control of the Company to the Ortelius candidates – would significantly impair your Board’s ability to identify a new CEO and continue executing on our strategy to create value for ALL shareholders.

We strongly urge you to use the BLUE proxy card TODAY to vote “FOR” ONLY Brookdale’s eight nominees.

On behalf of your Board and the management team, thank you for your continued support.

Sincerely,

The Brookdale Board of Directors

YOUR VOTE IS EXTREMELY IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN.

Whether or not you expect to attend the Annual Meeting, please promptly follow the easy instructions on your BLUE proxy card or BLUE voting instruction form to vote by phone, internet or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided.

Please simply disregard any white proxy card you may receive from Ortelius.

If you have any questions or require assistance in voting your shares,

please call Brookdale’s proxy solicitor:

INNISFREE M&A INCORPORATED

Shareholders may call:

+ 1 (877) 750-5838 (toll-free from the U.S. and Canada) or

+1 (412) 232-3651 (from other countries)

NON-GAAP FINANCIAL MEASURES

This communication mentions the financial measures Adjusted EBITDA and Adjusted Free Cash Flow, which are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Reference to these non-GAAP financial measures is intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, or net cash provided by (used in) operating activities.

Reconciliation of the non-GAAP financial measures included in the 2025 full-year annual guidance to the most comparable GAAP financial measures are not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA from the Company’s net income (loss), including but not limited to (a) benefit/provision for income taxes, (b) non-operating income/expense items, (c) depreciation and amortization, and (d) income/expense associated with non-cash, non-operational, transactional, legal, cost reduction, or organizational restructuring items, and Adjusted Free Cash Flow from the Company’s net cash provided by (used in) operating activities, including but not limited to (a) distributions from unconsolidated ventures from cumulative share of net earnings, (b) changes in prepaid insurance premiums financed with notes payable, (c) changes in operating lease assets and liabilities for lease termination, (d) cash paid/received for gain/loss on facility operating lease termination, (e) lessor capital expenditure reimbursements under operating leases, (f) property and casualty insurance proceeds and proceeds from refundable entrance fees, net of refunds, (g) non-development capital expenditures, and (h) payment of financing lease obligations. Variability in the timing or amounts of items required to reconcile the measure may have a significant impact on the Company’s net income (loss) and net cash provided by (used in) operating activities.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: benefit/provision for income taxes, non-operating income/expense items, and depreciation and amortization; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, legal, cost reduction, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods.

The Company believes that presentation of Adjusted EBITDA as a performance measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective core operating performance, and to make day-to-day operating decisions; (ii) it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods; (iii) the Company believes that this measure is used by research analysts and investors to evaluate the Company’s operating results and to value companies in its industry; and (iv) the Company uses the measure for components of executive compensation.

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP liquidity measure that the Company defines as net cash provided by (used in) operating activities before: distributions from unconsolidated ventures from cumulative share of net earnings, changes in prepaid insurance premiums financed with notes payable, changes in operating lease assets and liabilities for lease termination, cash paid/received for gain/loss on facility operating lease termination, and lessor capital expenditure reimbursements under operating leases; plus: property and casualty insurance proceeds and proceeds from refundable entrance fees, net of refunds; less: non-development capital expenditures and payment of financing lease obligations.

The Company believes that presentation of Adjusted Free Cash Flow as a liquidity measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness, pay dividends to stockholders, engage in share repurchases, and make capital expenditures, including development capital expenditures; and (ii) it provides an indicator to management to determine if adjustments to current spending decisions are needed.

DEFINITIONS

RevPAR, or average monthly senior housing resident fee revenue per available unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue for private duty services provided to seniors living outside of the Company’s communities and entrance fee amortization), divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenue per occupied unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue for private duty services provided to seniors living outside of the Company’s communities), divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

Operating Income is defined by the Company as resident fee revenue and other operating income less facility operating expense. Operating Income does not include general and administrative expense or depreciation and amortization.

Operating Income Margin is defined by the Company as Operating Income divided by resident fee revenue.

ABOUT BROOKDALE SENIOR LIVING

Brookdale Senior Living Inc. is the nation’s premier operator of senior living communities. With 647 communities across 41 states and the ability to serve approximately 58,000 residents as of March 31, 2025, Brookdale is committed to its mission of enriching the lives of seniors through compassionate care, clinical expertise, and exceptional service. The Company, through its affiliates, operates independent living, assisted living, memory care, and continuing care retirement communities, offering tailored solutions that help empower seniors to live with dignity, connection, and purpose. Leveraging deep expertise in healthcare, hospitality, and real estate, Brookdale creates opportunities for wellness, personal growth, and meaningful relationships in settings that feel like home. Guided by its four cornerstones of passion, courage, partnership, and trust, Brookdale is committed to delivering exceptional value and redefining senior living for a brighter, healthier future. Brookdale’s stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook or YouTube.

FORWARD-LOOKING STATEMENTS

Certain statements in this communication may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding the Company’s intent, belief, or expectations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “could,” “would,” “on our way,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “believe,” “project,” “predict,” “continue,” “plan,” “target,” or other similar words or expressions, and include statements regarding the focus of the Board of Directors and management of the Company, the Company’s ability to deliver sustained and compelling returns to its shareholders, the Company’s ability to continue to grow profitable occupancy, RevPOR, and RevPAR, deliver meaningful Adjusted EBITDA growth, materially enhance Adjusted Free Cash Flow generation, and create shareholder value. These forward-looking statements are based on certain assumptions and expectations, and the Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, events which adversely affect the ability of seniors to afford resident fees, including downturns in the economy, housing market, consumer confidence, or the equity markets and unemployment among resident family members; the effects of senior housing construction and development, lower industry occupancy, and increased competition; conditions of housing markets, regulatory changes, acts of nature, and the effects of climate change in geographic areas where the Company is concentrated; terminations of the Company’s resident agreements and vacancies in the living spaces it leases; changes in reimbursement rates, methods, or timing under governmental reimbursement programs including the Medicare and Medicaid programs; failure to maintain the security and functionality of the Company’s information systems, to prevent a cybersecurity attack or breach, or to comply with applicable privacy and consumer protection laws, including HIPAA; the Company’s ability to complete its capital expenditures in accordance with its plans; the Company’s ability to identify and pursue development, investment, and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; the Company’s ability to complete pending or expected disposition, acquisition, or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company’s ability to identify and pursue any such opportunities in the future; risks related to the implementation of the Company’s strategy, including initiatives undertaken to execute on the Company’s strategic priorities and their effect on its results; any resurgence or variants of the COVID-19 pandemic; limits on the Company’s ability to use net operating loss carryovers to reduce future tax payments; delays in obtaining regulatory approvals; the risks associated with tariffs and the uncertain duration of trade conflicts; disruptions in the financial markets or decreases in the appraised values or performance of the Company’s communities that affect the Company’s ability to obtain financing or extend or refinance debt as it matures and the Company’s financing costs; the Company’s ability to generate sufficient cash flow to cover required interest, principal, and long-term lease payments and to fund its planned capital projects; the effect of any non-compliance with any of the Company’s debt or lease agreements (including the financial or other covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company’s non-compliance with any such agreements and the risk of loss of the Company’s property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the inability to renew, restructure, or extend leases, or exercise purchase options at or prior to the end of any existing lease term; the effect of the Company’s indebtedness and long-term leases on the Company’s liquidity and its ability to operate its business; increases in market interest rates that increase the costs of the Company’s debt obligations; the Company’s ability to obtain additional capital on terms acceptable to it; departures of key officers and potential disruption caused by changes in management; increased competition for, or a shortage of, associates, wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; environmental contamination at any of the Company’s communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company, including putative class action complaints; negative publicity with respect to any lawsuits, claims, or other legal or regulatory proceedings; costs to respond to, and adverse determinations resulting from, government inquiries, reviews, audits, and investigations; the cost and difficulty of complying with increasing and evolving regulation, including new disclosure obligations; changes in, or its failure to comply with, employment-related laws and regulations; the risks associated with current global economic conditions and general economic factors on the Company and the Company’s business partners such as inflation, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, tax rates, tariffs, geopolitical tensions or conflicts, and uncertainty surrounding a new presidential administration, the impact of seasonal contagious illness or other contagious disease in the markets in which the Company operates; actions of activist stockholders, including as a result of the current proxy contest and any potential change of control of the Company or the Board; as well as other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including those set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management’s views as of the date of this communication. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained in this communication to reflect any change in the Company’s expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

CONTACTS

Investors

Jessica Hazel

VP Investor Relations

(615) 564-8104

Jessica.Hazel@brookdale.com

Media

media.relations@brookdale.com

Tim Lynch / Leigh Parrish

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449